SECOND AMENDMENT AGREEMENT dated as of January 27, 2012

to the

Committed Facility Agreement

Dated March 6, 2009

between

BNP PARIBAS PRIME BROKERAGE, INC.

And

DNP SELECT INCOME FUND INC.

BNP Paribas Prime Brokerage, Inc. and Customer have previously entered into that certain Committed Facility Agreement, dated as of March 6, 2009 (the “Agreement”).

WHEREAS the parties hereto desire to amend the Agreement as provided herein;

NOW THEREFORE, in consideration of the mutual agreement herein and in the Agreement, the parties hereto agree to amend the Agreement as follows:

1.	Amendment to the Customer Debit Rate in Appendix B of the Agreement

The Customer Debit Rate shall be amended by replacing “Three-Month Libor + 110” with “Three-Month Libor + 85”.

2.	Amendment to the Commitment Fee in Appendix B of the Agreement

The Commitment Fee shall be amended by replacing “100 bps” with “75 bps”.

3.	Representations

Each party represents to the other party that all representations contained in the Agreement are true and accurate as of the date of this Amendment and that such representations are deemed to be given or repeated by each party, as the case may be, on the date of this Amendment.

4.	Miscellaneous

(a)	Definitions. Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings specified for such terms in the Agreement.

(b)	Entire Agreement. This Amendment constitutes the entire agreement and understanding of the parties with respect to its subject matter and supersedes all oral communications and prior writings (except as otherwise provided herein) with respect thereto.

(c)	Counterparts. This Amendment may be executed and delivered in counterparts (including by facsimile transmission), each of which will be deemed an original.

(d)	Headings. The headings used in this Amendment are for convenience of reference only and are not to affect the construction of or to be taken into consideration in interpreting this Amendment.

(e)	Governing Law. This Amendment will be governed by and construed in accordance with the laws of the State of New York (without reference to choice of law doctrine).

IN WITNESS WHEREOF the parties have executed this Amendment with effect from the date specified on the first page of this Amendment.

BNP PARIBAS PRIME BROKERAGE, INC.

/s/ Jeffrey Lowe
Name:	Jeffrey Lowe
Title:	Managing Director

DNP SELECT INCOME FUND INC.

/s/ Nathan Partain
Name:	Nathan Partain
Title:	President, CEO and CIO